Exhibit 10.9

VIEMED, INC.
PHANTOM SHARE PLAN AWARD

Dear	:

Effective as of           (the “Grant Date”) you are hereby selected as a Participant in and are awarded an Award of Phantom Shares under the Viemed, Inc. Phantom Share Plan (the “Plan”).  This Award is subject to the terms and conditions set forth in the Plan (a copy of which is attached to this Award), any rules and regulations adopted by the Plan Administrator, and any additional terms and conditions set forth in this Award.  Unless otherwise defined herein, all terms used in this Award have the meanings set forth in the Plan.  In the event there is an inconsistency between the terms of the Plan and this Award, the terms of the Plan will prevail.

1.	Amount of Award and Determinations.

(a)	This Award is for [number] Phantom Shares under the Plan.

(b)
The Plan Administrator shall have the exclusive authority to make all determinations hereunder and to administer the Plan and this Award.  The Board shall have the authority to make any amendments to this Award and the Plan to comply with Code Section 409A as it shall determine in its sole discretion without your consent even if such amendment has an adverse effect on this Award.  The Plan Administrator’s and the Board’s determinations hereunder shall be final, conclusive and binding upon you.

2.	Vesting.

The Phantom Shares granted under this Award shall become vested as follows:  thirty-three percent (33%) of the Phantom Shares shall vest on the first anniversary of the Grant Date; thirty-three percent (33%) of the Phantom Shares shall vest on the second anniversary of the Grant Date; and the remaining thirty-four percent (34%) shall vest on the third anniversary of the Grant Date which shall be the “Vesting Date”; provided that you are continuously employed by or providing services to the Company or an Affiliate from the Grant Date through the applicable Vesting Event (as defined below).  If you are terminated from the Company and its Affiliates due to your death or Disability all Phantom Shares under this Award shall be 100% vested on the date of such termination (“Death or Disability Termination”).  If your employment with the Company and its Affiliates is terminated for any other reason including, without limitation, your voluntary resignation or retirement or an involuntary termination, you will forfeit any Phantom Shares that have not become vested.  If you are terminated for Cause all unvested Phantom Shares and any vested Phantom Shares that have not been paid will be forfeited.  All Phantom Shares shall be 100% vested on the date of a Change in Control; provided you are continuously employed by the Company or Affiliate from the Grant Date through the date of the Change in Control.  The Vesting Date, Death or Disability Termination and the date of a Change in Control are collectively the “Vesting Events” for your Phantom Shares subject to this Award.

3.	Withholding.

This Award and the Plan and any payments and settlements made to you hereunder shall also be subject to all applicable federal, state, local, domestic and foreign, laws including, without limitation, taxes and withholding requirements for taxes and the Company at its sole discretion may withhold such amounts from any payment or require the Participant to provide for such amounts separately.

4.	Noncompetition/Confidentiality Agreement.

If you violate any noncompetition or confidentiality agreement between you and the Company or a Company Affiliate, or their successor(s) no amounts will be payable and all unvested Phantom Shares and vested but unpaid Phantom Shares will be forfeited.

5.	Participant Acknowledgments.

By executing this Award, you acknowledge that you (a) are responsible for any tax consequences to you as a result of this Award and participating in the Plan including, without limitation, all income taxes, any excise tax under Code Section 409A, all amounts payable under this Award and the Plan are subject to required withholding taxes, and none of the Company, any of its Affiliates, officers, owners, stockholders, partners or employees or any of their agents guarantee any tax treatment or are responsible for any excise tax or interest that may be imposed under Code Section 409A, and (b) have received a copy of the Plan, have read and understand the Plan and have had an opportunity to review this Award and the Plan with your attorney and/or tax advisor.

6.	Waiver of Jury Trial.

THE PARTIES TO THIS AWARD ACKNOWLEDGE THAT, BY SIGNING THIS AWARD, THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL.

7.	Arbitration.

Any dispute or controversy arising under or in connection with the Plan and this Award shall be settled exclusively by arbitration, conducted before an arbitrator in Lafayette, Louisiana in accordance with the national rules for the resolution of employment disputes of the American Arbitration Association as then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. Only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within thirty (30) days of the conclusion of the arbitration hearing, the arbitrator shall prepare a written decision including findings of fact and conclusions of law. The arbitrator shall have no authority to modify any provision of this Award or the Plan or to award a remedy for a dispute involving this Award or the Plan other than a benefit specifically provided under or by virtue of this Award or the Plan.  It is mutually agreed by the parties hereto that the written decision of the arbitrator shall be valid, binding, final and non-appealable, provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Award and/or Plan pursuant to this paragraph, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties, except that if in the opinion of the court or arbitrator deciding such action there is no prevailing party, each party shall pay its own attorney’s fees and expenses.

This Award and Plan control all of Participant’s rights under the Plan and supersede all other oral or written descriptions of any award or any amount payable under this Award and the Plan.

IN WITNESS WHEREOF, the parties hereto executed this Award, effective for all purposes as of the day and year first written above.

NAME		VIEMED, INC.

By:		By:
	Participant		[Name and Title]